QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 8.1

[Letterhead of Faegre & Benson LLP]

August 29, 2003

BIOMEC Inc.
1771 East 30th Street
Cleveland, OH 44114

BIOMEC Cardiovascular Inc.
7452 West 78th St.
Minneapolis, MN 55439

Ladies and Gentlemen:

        We have acted as counsel to BIOMEC Inc., an Ohio corporation ("BIOMEC"), and BIOMEC Cardiovascular Inc., a Minnesota corporation and a wholly owned subsidiary of BIOMEC ("BCI"), in connection with the transactions described in the Asset Purchase Agreement dated as of July 21, 2003 (the "Agreement") among Medamicus, Inc., a Minnesota corporation ("Medamicus"), Medacquisition, Inc., a Minnesota corporation and wholly owned subsidiary of Medamicus, BIOMEC, and BCI.

        Medamicus has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of Medamicus to be issued to BIOMEC and BCI in exchange for their assets being sold pursuant to the Agreement. In addition, Medamicus and BIOMEC have prepared a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus"), which is contained in and made a part of the Registration Statement.

        In rendering the opinion set forth below, we have reviewed the Agreement, and have also reviewed and relied upon the accuracy of the facts stated in the Joint Proxy Statement/Prospectus (including the Annexes thereto) and such other materials as we have deemed necessary or appropriate as a basis for our opinion.

        Based upon and subject to the foregoing, we confirm to you that the discussion of the material United States federal income tax consequences under the caption "The Transaction—Material Federal Income Tax Consequences" reflects our opinion regarding the material federal income tax consequences of the transaction to the shareholders of BIOMEC, as well as to BIOMEC and BCI.

        Our opinion is subject to the qualifications, assumptions and limitations set forth in the Joint Proxy Statement/Prospectus, and no opinion is expressed regarding matters not referred to therein.

        This opinion is being furnished in connection with the Joint Proxy Statement/Prospectus. It is expressed solely for the benefit of BIOMEC and BCI and may not be relied upon in any manner or for any purpose by any other person.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Faegre & Benson LLP

QuickLinks

  EXHIBIT 8.1